EXHIBIT 99.1

Qumu Closes $10 Million Credit Agreement

Credit agreement replaces existing credit facility, defers covenant measurements for 12 months and provides additional cash for operations

Minneapolis, MN – January 12, 2018 – Qumu Corporation (NASDAQ: QUMU) today announced that it closed a $10 million credit agreement with ESW Capital, LLC (through its ESW Holdings, Inc. subsidiary) on January 12, 2018. The new agreement replaces the Company's existing $8.0 million term loan credit agreement with Hale Capital Partners, LP, the outstanding balance of which was paid with proceeds from the new term loan.

The credit agreement provides a $10 million term loan drawn at close, with principal due on January 10, 2020 and PIK interest set at prime plus 4.0% compounding monthly. In connection with the credit agreement, the Company issued a 10-year warrant to purchase 925,000 shares of the Company’s common stock at an exercise price of $1.96 per share. The Company intends to use the funds remaining after repayment of the prior term loan to fund general corporate purposes.

“This credit agreement strengthens our balance sheet with a facility that has a lower interest rate and an extended maturity date. Additionally, the deferral of covenants for the first twelve months enables senior management to stay focused on executing our business plan,” said Vern Hanzlik, president and CEO of Qumu.

The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is included as Exhibit 10.1 to the Form 8-K to be filed by the Company.

About Qumu Corporation

Qumu (NASDAQ: QUMU) helps the world’s largest companies realize the value of putting video to work for their digital workforce. Organizations use Qumu software to create, manage and share video-live streaming and on demand-turning video into an always-on resource and connecting thousands of stakeholders across a single enterprise.

Qumu Investor Contact
Dave Ristow
Chief Financial Officer
Qumu Corporation
Dave.Ristow@qumu.com
+1 612-638-9045

About ESW Capital, LLC

Based in Austin, Texas, Enterprise Software (ESW) Capital has honed a finely-tuned methodology focused on investing in, strengthening, and growing mature business software companies. ESW and its affiliated companies have been in the enterprise software space since 1988, and the group includes notable brands such as Aurea, Trilogy, Versata, and Ignite Technologies. For more information, visit www.eswcapital.com.

ESW Media Contact
Neeraj Gupta
Head of Corporate Development/M&A
ESW Capital
neeraj@eswcapital.com
+1.512-589-2202

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